EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The undersigned hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of the report of the undersigned dated December 23, 2003, relating to the financial statements of Arrowhead Research Corporation, which is incorporated by reference in the Annual Report on Form 10-KSB of Arrowhead Research Corporation for the year ended September 30, 2004. The undersigned also consents to the references to the undersigned under the heading “Experts” in such Registration Statement.

/s/ KEVIN BREARD, CPA
KEVIN BREARD, CPA, AN ACCOUNTANCY CORPORATION

Northridge, California
April 11, 2005